Exhibit 99.1

TXI CLOSES REAL ESTATE TRANSACTION NEAR HOUSTON, TEXAS

May 31, 2006 - Dallas, Texas – Texas Industries, Inc. (NYSE–TXI) today announced that the Company has sold real estate associated with its Houston area expanded shale and clay aggregate plant.  TXI will continue to serve the Houston area market from the current plant site for the next two years.  After that time, this market will be supplied from TXI’s plant near Streetman, Texas.  The transaction, which is consistent with TXI’s strategy of maximizing the value of its operating assets, will have a positive impact to pretax income for the quarter ending May 31, 2006, of $19 million after considering the gain from the sale net of transaction costs and other costs and expenses resulting from the transaction.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

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